EXHIBIT 99.1


                    JUNIATA VALLEY FINANCIAL CORP. ANNOUNCES
                              2004 YEAR END RESULTS

Mifflintown, PA - Francis J. Evanitsky, President & CEO of the Juniata Valley Financial Corp. recently announced the operating results for 2004. Earnings for the year were reported at $5,829,000 compared to $5,647,000 for the year 2003. This represents an increase of 3.22%. On an earnings per share basis, the year 2004 showed $2.56 per share in earnings versus $2.47 per share in 2003, an increase of 3.64%.

Despite a sluggish economy in our market area, Total Assets grew to $396,758,000 in 2004 from $387,780,000 in 2003. Total Net Loans outstanding reached an all time high in 2004, closing the year at $276,759,000 compared to $249,960,000 at year end 2003, an increase of $26,799,000 or 10.72%.

As a result of the aforementioned loan growth as well as a significant increase in other income, and the resulting increase in Net Income, the Juniata Valley Financial Corp. recorded a ROAA (Return on Average Assets) of 1.48% for 2004 versus 1.46% in 2003. Additionally, ROAE (Return on Average Equity) increased to 11.95% in 2004 versus 11.86% in 2003.

Evanitsky commented "We are pleased with the results of 2004. However, it was an extremely challenging year and it appears that 2005 will be just as challenging."